Exhibit 99.1

News Release

1401 Harbor Bay Parkway

Alameda, CA 94502

PHONE 510 749 4200

FAX 510 749 6200

www.celera.com

Contact

David Speechly, Ph.D.

Tel: (510) 749-1853

David.Speechly@celera.com

CELERA CORPORATION REPORTS SECOND QUARTER 2009 RESULTS

ALAMEDA, CA – August 6, 2009 – Celera Corporation (NASDAQ:CRA) today reported net revenues of $41.4 million for the second quarter of 2009 that ended June 27, 2009, compared to $42.7 million in the prior year quarter. For the second quarter of 2009, Celera reported a net loss of $31.7 million, or $0.39 per share, compared to a net loss of $104.1 million, or $1.30 per share, for the prior year quarter.

For the second quarter of 2009 and 2008, Celera recorded items that affected the comparability of results and a breakdown of these items is listed in the reconciliation table below. For the second quarter of 2009, these items increased the net loss by $12.6 million, which included a pre-tax charge of $15.7 million for non-cash intangible asset impairment. This impairment charge is further described in the Financial Highlights below. For the second quarter of 2008, items affecting comparability increased the net loss by $103.0 million, which included a $98.0 million non-cash tax expense to establish a valuation allowance, or reserve, against Celera’s deferred tax assets as a result of the split-off from Applera Corporation.

Celera’s net loss on a non-GAAP basis, excluding the items listed in the reconciliation table below, was $19.1 million, or $0.23 per share, for the second quarter of 2009, compared to a net loss of $1.1 million, or $0.01 per share, for the prior year quarter. Included in the determination of the net loss for the second quarter of 2009 was an allowance for doubtful accounts expense of $20.1 million, or $0.25 per share. This compares to an allowance for doubtful accounts expense of $4.3 million, or $0.05 per share, in the second quarter of 2008.

“We were disappointed to see revenues contract over the prior year quarter, and this shortfall combined with a write-down for bad debt at Berkeley HeartLab, translated into a substantial loss for the quarter,” said Kathy Ordoñez, Chief Executive Officer of Celera. “We have reacted swiftly to the downward trend in revenues by implementing cost saving measures in the mature parts of our business, which included the redeployment of resources at BHL to provide what we expect to be a more efficient delivery of disease management services. Meanwhile, we are gearing up in our efforts to drive KIF6 and our other cardiovascular genetic tests into the primary prevention market, which we believe has significant promise for our future.”

Financial Highlights

Celera operates through three reporting segments: a clinical laboratory testing service business conducted through Berkeley HeartLab, or BHL (Lab Services); a molecular diagnostic products business (Products); and a segment that includes other activities under corporate management (Corporate). Most of the Company’s molecular diagnostic business is conducted through distribution and royalty agreements with Abbott Molecular, a subsidiary of Abbott Laboratories. The Corporate segment includes revenues from

CELERA CORPORATION REPORTS SECOND QUARTER 2009 RESULTS

royalties, licenses, funded collaborations and milestones related to the licensing of intellectual property and from Celera’s former small molecule and proteomic programs.

•	Revenue by segment for the second quarter of 2009 was as follows:

•

Lab Services revenue was $25.2 million compared to $25.8 million in the prior year quarter, primarily as a result of lower reimbursement rates. Overall, reimbursement rates, reflecting the impact of denied tests and historical collection activities, declined from both the second quarter of 2008 and the first quarter of 2009. Sample volume grew marginally year over year and was negatively impacted by broad economic pressures and lost business as a result of the Company’s efforts to collect aged receivables;

•

Products revenue was $9.7 million compared to $9.1 million in the prior year quarter. Revenue for the second quarter of 2009 was primarily from sales of Celera-manufactured products and royalties from sales of RealTime™ assays used on the m2000™ system from Abbott; and

•

Corporate revenue was $6.5 million compared to $7.8 million in the prior year quarter. The reduction in revenue in the second quarter of 2009 was primarily due to lower royalty revenue received from a licensee, which was anticipated, and that was partially offset by higher licensing revenue.

•

SG&A expenses for the second quarter of 2009 were $41.1 million compared to $25.2 million in the prior year quarter. Allowance for doubtful accounts in the second quarter of 2009 was $20.1 million compared to $4.3 million in the prior year quarter. This increase was primarily due to the provision for BHL’s accounts receivable over 360 days old and tests that have been denied for reimbursement. These balances were primarily due from patients. Excluding the allowance for doubtful accounts, SG&A expenses for the second quarter of 2009 were $21.0 million, or 50.7% of revenues, compared to $20.9 million, or 48.9% of revenues in the prior year quarter.

•

In the second quarter of 2009, allowance for doubtful accounts was $20.1 million, or 48.6% of revenues, and days sales outstanding were 68. Days sales outstanding in the second quarter of 2009 benefited from the increased provision for allowance for doubtful accounts in the quarter. This compares with allowance for doubtful accounts of $5.1 million, or 11.2% of revenues, and DSO of 98 in the first quarter of 2009.

•

R&D expenses for the second quarter of 2009 were $7.4 million, compared to $9.4 million in the prior year quarter, and decreased as a result of the completion of certain discovery research and development projects and associated lower employee-related costs in the Corporate and Products segments, and the termination of the strategic alliance with Abbott.

•

Celera recorded a pre-tax non-cash charge of $15.7 million in the second quarter of 2009 for the impairment of intangible assets relating to the trade names of BHL and Atria Genetics, Inc. that were acquired in October 2007. The impairment charge was a result of broad economic pressures and the effects of changing business conditions.

•

Celera recorded a tax benefit of $5.3 million in the second quarter of 2009. This benefit was primarily the result of a reduction in a deferred tax liability associated with the intangible asset impairment charge noted above, partially offset by an increase in our valuation allowance for state deferred tax assets.

CELERA CORPORATION REPORTS SECOND QUARTER 2009 RESULTS

•

At June 27, 2009, Celera’s cash and short-term investments were approximately $320 million, compared to approximately $321 million at March 28, 2009. This includes $10.3 million paid for licenses to genetic markers from deCODE Genetics and Perlegen in the second quarter of 2009.

Business and Scientific Developments

•	Business Developments

•

Celera entered into an agreement with Aurora Health Care providing Aurora access to KIF6 testing for its patients. Aurora Health Care is a Wisconsin health care provider and a nationally recognized leader in efforts to improve the quality of health care. Aurora offers services in 90 communities throughout eastern Wisconsin.

This collaboration reflects Celera’s strategy to drive cardiovascular genetic tests into primary care through regional and national healthcare providers.

•

In July, Celera implemented cost-saving measures, which included a restructuring program to reduce its headcount by approximately 80 full-time positions nationally, or 13% of the workforce. This included a major redeployment of resources at BHL as the Company realigned the disease management program to a model focused on web and telephone support, which the Company expects to be more efficient.

•

In July, BHL expanded its menu of tests as it launched a testing service for vitamin D. With as many as 36% of the U.S. population deficient in vitamin D (National Center for Health Statistics), testing for vitamin D is one of the fastest growing tests ordered by physicians as deficiency of this important molecule has been linked with cardiovascular disease, cancer, infectious diseases, and autoimmune disorders.

•

In June, Celera entered into an exclusive license agreement with Bayer Schering Pharma AG, providing Bayer Schering Pharma with access to five cancer-related targets for therapeutic development and in-vivo diagnostic imaging.

•	Scientific Developments

•

In August, Celera presented data at the 13th World Conference on Lung Cancer that replicated its novel mass spectrometry-based approach to identify and validate circulating protein biomarkers that detect non-small cell lung cancer. A key outcome of the study was the preliminary validation of a panel of 9 protein biomarkers that detected lung cancer with 92% sensitivity and 93% specificity in an independent cohort of patients.

•

In July, Celera’s previously presented study that indicated that individuals in the Atherosclerosis Risk in Communities (ARIC) study, a large prospective epidemiologic study conducted in the U.S., who carry an LPA gene variant were at increased risk of coronary heart disease, compared with noncarriers, and that aspirin use attenuated this increased risk, was published in Thrombosis and Haemostasis. The Company intends to introduce a laboratory developed test for this risk and aspirin response variant later this year at BHL.

CELERA CORPORATION REPORTS SECOND QUARTER 2009 RESULTS

•

In July, Celera published a paper in Thrombosis and Haemostasis describing two variants in the coagulation factor XI gene of the blood coagulation cascade that independently contribute to risk of deep vein thrombosis. The contribution of these variants is only partially explained by measurable F11 protein levels.

Outlook for 2009

Celera anticipates that its 2009 financial performance could be affected by various factors, including broad economic pressures and the potential impact on sample volume, reimbursement rates and the healthcare system generally. Subject to the inherent risks and uncertainties that may affect Celera’s financial performance, which are detailed in the Forward-Looking Statements section of this release, Celera expects the following for 2009:

•	Total revenues are anticipated to be $160 - $170 million and gross margin, as a percentage of revenue, is anticipated to be 66 - 70%.

•

SG&A expenses are anticipated to be $110 - $118 million, which includes the $20.1 million provision for doubtful accounts in the second quarter of 2009, as well as Celera’s anticipated incremental investment to increase commercialization efforts around its genetics programs. R&D expenses are anticipated to be $28 - $32 million.

•

Celera expects to take pre-tax restructuring charges of approximately $4.3 million in the third quarter. These include approximately $3.2 million associated with the Company’s recently announced restructuring program and approximately $1.1 million for the closure of its Rockville, MD facility. Total cash outlays related to these charges are expected to be approximately $3.8 million.

•

For the second half of 2009, Celera anticipates a loss of $5 - $9 million, or $0.06 - $0.11, on a non-GAAP basis, with the loss in the third quarter expected to be $0.05 - $0.07 on a non-GAAP basis. This expectation reflects that the anticipated cost savings from the announced restructurings will not be fully realized until the fourth quarter of 2009.

•	Due to declining interest rates, interest income is expected to be approximately half of that received in the prior year.

•

Amortization of intangibles relating to acquisitions, which are excluded in the determination of non-GAAP earnings per share, are expected to be approximately $5.0 million for the second half of 2009. The Company expects non-cash interest income of $0.5 million for the second half of 2009, which is excluded in the determination of non-GAAP earnings per share, associated with the accounting for the repayment of Celera’s investment in the Abbott alliance.

•

For the second half of 2009, the expense associated with equity awards under FAS 123R is expected to be approximately $2.3 million, which represents approximately $0.03 per share included in the determination of Celera’s non-GAAP EPS.

The comments in the “Outlook for 2009” section of this press release reflect management’s current outlook. The Company does not have any current intention to update this Outlook and plans to revisit the outlook for its businesses only once each quarter when financial results are announced.

CELERA CORPORATION REPORTS SECOND QUARTER 2009 RESULTS

Use of Non-GAAP Financial Measures

This press release contains non-GAAP financial measures, both historical and forward-looking, and includes earnings per share adjusted to exclude certain expenses and other specified items. These measures are not in accordance with, or an alternative for, generally accepted accounting principles, or GAAP, and may be different from non-GAAP financial measures used by other companies. Among the items included in GAAP earnings but excluded for purposes of determining adjusted earnings or other non-GAAP financial measures that we present are: amortization of purchased intangible assets; restructuring and employee-related charges, including severance expenses; legal settlements; impairment of intangible assets; loss on investments; non-cash interest income associated with the termination of the Abbott strategic alliance agreement; the tax effect of these items; and discrete tax items including a charge for a deferred tax valuation allowance arising as a result of the split-off from Applera Corporation; the impact of rate changes and the effect of R&D and other tax credits. We believe the presentation of non-GAAP financial measures provides useful information to management and investors regarding various financial and business trends relating to our financial condition and results of operations, and that when GAAP financial measures are viewed in conjunction with non-GAAP financial measures, investors are provided with a more meaningful understanding of our ongoing operating performance. In addition, these non-GAAP financial measures are among the primary indicators we use as a basis for evaluating performance, allocating resources, setting incentive compensation targets, and planning and forecasting future periods. Non-GAAP financial measures are not intended to be considered in isolation or as a substitute for GAAP financial measures. To the extent this release contains historical non-GAAP financial measures, we have also provided corresponding GAAP financial measures for comparative purposes. However, in the case of forward-looking non-GAAP financial measures, we have not provided corresponding forward-looking GAAP financial measures. We cannot predict the occurrence, timing or amount of all non-GAAP items that we exclude from our non-GAAP financial measures but which could potentially be significant to the calculation of our GAAP financial measures for future calendar periods.

Financial Information

The information provided in this release includes historical financial information for the three months ended June 30, 2008, which has been adjusted to show our results of operations as though we were a separate company. Prior to July 1, 2008, our results were attributable to the Celera Group of Applera Corporation (now Life Technologies Corporation) and reported as a business segment of Applera Corporation.

Conference Call & Webcast

A conference call will be held today at 4:30 p.m. (ET) to discuss these results and other matters related to the businesses when Kathy Ordoñez, Chief Executive Officer, and Ugo DeBlasi, Chief Financial Officer, will make prepared remarks and answer questions from securities analysts and investment professionals. Investors, securities analysts, representatives of the media and other interested parties who would like to participate should dial (866) 713-8562, or (617) 597-5310 for international callers, and enter passcode 25565055 at any time from 4:15 p.m. (ET) until the end of the call. This conference call will also be webcast. Interested parties who wish to listen to the webcast should visit the “Media and Investors” section on www.celera.com. A digital recording will be available approximately two hours after the completion of the conference call on August 6 until August 12, 2009. Interested parties should call (888) 286-8010, or (617) 801-6888 for international callers, and enter passcode 94266889.

CELERA CORPORATION REPORTS SECOND QUARTER 2009 RESULTS

About Celera

Celera is a healthcare business delivering personalized disease management through a combination of products and services incorporating proprietary discoveries. Berkeley HeartLab, a subsidiary of Celera, offers services to predict cardiovascular disease risk and improve patient management. Celera also commercializes a wide range of molecular diagnostic products through Abbott and has licensed other relevant diagnostic technologies developed to provide personalized disease management in cancer and liver diseases. Information about Celera Corporation, including reports and other information filed by the company with the Securities and Exchange Commission, is available at http://www.celera.com.

Forward-Looking Statements

Certain statements in this press release, including the “Outlook for 2009” section, are forward-looking. These may be identified by the use of forward-looking words or phrases such as “believe,” “expect,” “plan,” “will,” “should,” “anticipate,” and “intend,” among others. These forward-looking statements are based on Celera’s current expectations. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, Celera notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance and results of our business include, but are not limited to, the risks and uncertainties that: (1) sales of clinical laboratory tests and diagnostic products are dependent on government insurance programs such as Medicare and private insurance companies accepting the use of those services and products as medically necessary and worthy of reimbursement; (2) sales of clinical laboratory tests and diagnostic products is dependent on the amounts that government and private payors will pay for the services and products, and these amounts may be reduced in response to ongoing efforts by these payors to control healthcare costs; (3) revenue generated from the sale of clinical laboratory tests may be negatively impacted by our participating in provider networks; (4) Medicare contracting reforms could change reimbursement rates for our clinical laboratory tests; (5) our business could be adversely impacted by healthcare reforms that focus on reducing healthcare costs and/or do not recognize the value of diagnostic testing; (6) competition in the biotechnology and healthcare industries is intense and evolving and our product candidates may never result in a commercialized product; (7) we are unable to collect receivables, or to timely or accurately bill for our services; (8) we may not be able to maintain the necessary intellectual property protections to compete effectively or may become involved in expensive intellectual property proceedings; (9) we may be subject to competition in our diagnostic products business from Applied Biosystems (now Life Technologies) following our split-off from Applied Biosystems (now Life Technologies); (10) we may be subject to liabilities and restrictions relating to our split-off from Applied Biosystems (now Life Technologies), including as to indemnification obligations; (11) we may experience increased costs resulting from our operation as an independent entity following our split-off from Applied Biosystems (now Life Technologies); (12) macroeconomic conditions may harm our business, including by slowing our collections and increasing our allowance for doubtful accounts; (13) we are subject to extensive federal and state laws and regulations in our clinical laboratory testing business and products business and violations of such laws and regulations or changes in such laws and regulations could harm our operating results and financial condition; (14) we rely on single source suppliers or a limited number of suppliers of instruments and key components of our products; (15) our business could be harmed as a result of the U.S. Food and Drug Administration interpretations of the regulations governing the sale of Analyte Specific Reagents because the interpretation may require regulatory clearance or approval for some existing products that to date have been sold without clearance or approval; (16) the FDA draft guidance on a new class of complex laboratory-developed tests may require our clinical laboratory and our licensees to obtain regulatory clearance or approval before it or they can perform these tests; (17) our marketing strategies for clinical laboratory tests, including shifting to local market territories, may be costly and may not be successful; and (18) we are dependent on Abbott Molecular to commercialize our diagnostic products and may be unable to maintain this relationship, the relationships we have with other collaborators and licensees or enter into other arrangements to develop our products or business. The foregoing list sets forth some, but not all, of the factors that could affect our ability to achieve results described in any forward-looking statements. For additional information about risks and uncertainties we face and a discussion of our financial statements and footnotes, see documents we file

CELERA CORPORATION REPORTS SECOND QUARTER 2009 RESULTS

with the SEC, including our transition report on Form 10-KT. We assume no obligation and expressly disclaim any duty to update forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of subsequent events.

###

Copyright© 2009. Celera Corporation. All Rights Reserved. Celera is a registered trademark of Celera Corporation or its subsidiaries in the U. S. and/or certain other countries.

CELERA CORPORATION REPORTS SECOND QUARTER 2009 RESULTS

CELERA CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (i)

(Dollar amounts in millions, except per share amounts)

(Unaudited)

	Three months ended			Six months ended
	June 27, 2009	June 30, 2008		June 27, 2009	June 30, 2008
Net revenues	$41.4	$42.7		$87.1	$82.2
Cost of sales	13.4	12.1		27.4	25.3

Gross margin	28.0	30.6		59.7	56.9
Selling, general and administrative	41.1	25.2		66.4	46.5
Research and development	7.4	9.4		15.1	19.6
Amortization of purchased intangible assets	2.6	2.5		5.1	5.0
Employee-related charges, asset impairments and other	(0.1)	2.6		0.6	6.5
Legal settlement	—	—		—	(1.1)
Impairment of intangible assets	15.7	—		15.7	—

Operating loss	38.7	9.1		43.2	19.6
Loss on investments	—	—		—	(3.1)
Interest income, net	1.7	2.6		3.8	6.1
Other income, net	—	—		—	0.1

Loss before income taxes	37.0	6.5		39.4	16.5
Benefit (provision) for income taxes	5.3	(97.6)		6.3	(95.0)

Net loss	$31.7	$104.1		$33.1	$111.5

Net loss per share
Basic and diluted	$0.39	$1.30		$0.40	$1.40

Weighted average number of common shares
Basic and diluted	81,818,000	79,904,000	(ii)	81,777,000	79,820,000 (ii)

(i)	Prior to July 1, 2008, Celera was a reportable segment of Applera Corporation (now Life Technologies Corporation). The statements of operations for the three and six months ended June 30, 2008 were prepared on a combined basis and included in Applera’s consolidating financial information. The statements of operations for the three and six months ended June 27, 2009 reflect the consolidated results of Celera Corporation following the completion of the split-off from Applera on July 1, 2008.
(ii)	The weighted average number of shares of Celera Corporation common stock assumed to be outstanding is equal to the weighted average number of shares of Applera Corporation - Celera Group Common Stock outstanding for the three and six months ended June 30, 2008.

CELERA CORPORATION REPORTS SECOND QUARTER 2009 RESULTS

CELERA CORPORATION

REVENUES BY SEGMENT FROM EXTERNAL CUSTOMERS

(Dollar amounts in millions)

(Unaudited)

	Three months ended
	June 27, 2009	June 30, 2008	Change
Lab Services	$25.2	$25.8	(2)%
% of total revenues	61%	61%
Products	9.7	9.1	7%
% of total revenues	23%	21%
Corporate	6.5	7.8	(17)%
% of total revenues	16%	18%

Total revenue	$41.4	$42.7	(3)%

	Six months ended
	June 27, 2009	June 30, 2008	Change
Lab Services	$53.7	$48.1	12%
% of total revenues	62%	59%
Products	20.1	18.4	9%
% of total revenues	23%	22%
Corporate	13.3	15.7	(15)%
% of total revenues	15%	19%

Total revenue	$87.1	$82.2	6%

CELERA CORPORATION REPORTS SECOND QUARTER 2009 RESULTS

CELERA CORPORATION

RECONCILIATION OF GAAP AMOUNTS TO NON-GAAP AMOUNTS

(Dollar amounts in millions, except per share amounts)

(Unaudited)

	Three months ended		Six months ended
	June 27, 2009	June 30, 2008	June 27, 2009	June 30, 2008
GAAP loss before income taxes	$37.0	$6.5	$39.4	$16.5
Amortization of purchased intangible assets	(2.6)	(2.5)	(5.1)	(5.0)
Employee-related charges, asset impairments and other	0.1	(2.6)	(0.6)	(6.5)
Legal settlement	—	—	—	1.1
Impairment of intangible assets	(15.7)	—	(15.7)	—
Loss on investments	—	—	—	(3.1)
Non-cash interest income	0.3	—	0.5	—

Non-GAAP loss before income taxes	$19.1	$1.4	$18.5	$3.0

GAAP benefit (provision) for income taxes	$5.3	$(97.6)	$6.3	$(95.0)
Tax effect of the reconciling items above	(6.3)	(0.1)	(6.4)	(2.6)
Effect of state tax rate change	0.8	—	(0.1)	—
Provision for deferred tax valuation allowance	—	98.0	—	98.0
Tax effect of R&D and other tax credits	0.2	—	0.2	0.7

Non-GAAP benefit for income taxes	$—	$0.3	$—	$1.1

GAAP net loss	$31.7	$104.1	$33.1	$111.5

Non-GAAP net loss	$19.1	$1.1	$18.5	$1.9

Diluted net loss per share
GAAP	$0.39	$1.30	$0.40	$1.40
Non-GAAP	$0.23	$0.01	$0.23	$0.02

Weighted average number of common shares used to calculate
GAAP and non-GAAP diluted net loss per share (i)	81,818,000	79,904,000 (ii)	81,777,000	79,820,000 (ii)

(i)	Restricted stock awards and options to purchase shares of Celera Corporation common stock have been excluded because their effect is antidilutive.
(ii)	The weighted average number of shares of Celera Corporation common stock assumed to be outstanding is equal to the weighted average number of shares of Applera Corporation - Celera Group Common Stock outstanding for the three and six months ended June 30, 2008.